RTB SUPPLY AGREEMENT

This RTB SUPPLY AGREEMENT (this "**Agreement**"), dated as of 20 October 2015 (the "**Effective Date**"), is made between Engage BDR Inc. ("**Demand Partner**") and STICKY ADS TV S.A. ("**Supply Partner**").

WHEREAS the parties desire that Demand Partner's proprietary demand side trading platform (the "**Platform**") interact with Supply Partner's proprietary platform (the "**Exchange**"), such that certain clients of the Demand Partner may bid on and purchase ad impressions on inventory available in the Exchange through the Platform, all upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth below, and other good and valuable consideration exchanged by the parties, the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

1. **Definitions**

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

a) "**Access Keys**" means the confidential security keys provided by Supply Partner to Demand Partner for Demand Partner's access to, and use of, the API.

b) "**Ad**" means any advertisement provided by a Demand Partner Client, irrespective of format.

c) "**Advertising Materials**" means artwork, creative materials, copy, and active URLs for Ads, and the tags therefore.

d) "**Affiliate**" means, as to an entity, any other entity directly or indirectly controlling, controlled by, or under common control with, such entity.

e) "**API**" means the Supply Partner's application programming interface for the Exchange, and its related tools and information that are made available by Supply Partner, which will interact with the Platform.

f) "**Bid**" means a response to a Bid Request that, through the API, will be entered into the auction that is completed for the applicable Inventory (as further set out in Section 4.b). Bids will be submitted and accounted for in Euros (converted from other currency if applicable). Please note invoicing will be in USD using the currency exchange rate that was confirmed USD clearing price when auction was won.

Andy Forma Andy Delete

g) "**Bid Data**" means the data and information, including the Advertising Materials and the CPM-based Bid price for any particular Inventory, of Demand Partner and each Demand Partner Client.

h) "**Bid Request**" means any request sent by Supply Partner for Bids on any Inventory, each of which shall include certain parameters, criteria, advertising restrictions and Minimum Price, as applicable.

i) "**Intellectual Property Rights**" means any and all intellectual property rights including without limitation patents, trademarks, database rights, rights in designs and copyrights (including rights

in computer software), whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, for the full term of such rights, and any renewals and extensions of them whatsoever, and any and all other legal rights protecting intangible proprietary information.

j) "**Inventory**" means the advertising inventory (across one or more Sites) made available throughout the Exchange and delivered for auction on the Exchange by Supply Partner.

k) "**Demand Partner Client**" means an agency and/or advertiser using the Platform to purchase available Inventory.

l) "**Demand Partner Data**" means all data of Demand Partner received by Supply Partner, including without limitation Bid Data, and any data that identifies Demand Partner or any of its advertisers that is collected from any of their campaigns or websites.

m) "**Minimum Price**" means, in connection with any Inventory, a minimum CPM-based bid price therefore.

n) **"Sites**" means the Inventory's sources included in the Exchange, whether a website, video channel, or TV channel, that are made available by Supply Partner and for which Supply Partner has a contractual right to serve Ads.

o) "**Specifications**" means the technical description of the functionality, configuration, performance specifications and over-all architecture of the API. Supply Partner may update the Specifications from time to time upon at least sixty (60) days advance written notice to Demand Partner.

p) "**Supply Partner Data**" means (i) the data used by the Exchange for bidding and delivery, (ii) the data derived from the performance of a campaign that does not specifically identify Demand Partner or any Demand Partner Client, (iii) the identity of the Sites, (iv) the data relating to any error, issue or enhancement in connection with the Exchange, and (v) the data that Supply Partner would have regardless of Demand Partner's use of the Exchange.

q) "**Term**" means the Initial Term and each Renewal Term, if applicable.

r) "**User**" means any user or viewer of the Sites.

2. **Grant of rights**

a) Subject to the terms and conditions of this Agreement, Supply Partner hereby makes available to Demand Partner access to the API, and Supply Partner hereby grants to Demand Partner a revocable royalty-free, non-exclusive, non-transferable, non-sublicensable right to use the API solely to enable the Platform to interact with the Exchange for the purpose of providing additional Inventory bid opportunities to Demand Partner Clients as further set out in Section 4. Supply Partner will provide Demand Partner with any necessary Access Keys, which may be revoked if Demand Partner shares them with any third party (other than as permitted under this Agreement), if Demand Partner ceases to operate the Platform or if Demand Partner breaches any term of this Agreement.

b) Demand Partner acknowledges and agrees that Supply Partner reserves the right, in its sole discretion and without incurring any liability to Demand Partner, to change, update or modify the API and/or the related Specifications, at any time and from time to time. Supply Partner shall keep Demand Partner apprised of any such change, update or modification, and shall work diligently and in good faith with Demand Partner to maintain Demand Partner's access to the API should a change, update or modification interfere with such access.

c) Demand Partner is solely responsible, at its own expense, for acquiring, installing and maintaining all connectivity equipment, hardware, software and other equipment that are in Demand Partner's control as may be necessary for the Platform to connect to, access, and interact with the API and the Exchange. Demand Partner shall ensure that any Demand Partner owned or licensed software, hardware, systems, or networks that may interact with the API are not and do not become infected by any computer viruses, worms, trojans, spyware, or other malicious code.

3. **Ownership**

Other than with respect to the limited licenses granted herein, Supply Partner retains all right, title and interest in and to, and all Intellectual Property Rights embodied in, the API, Exchange, Supply Partner Data, and any other Supply Partner proprietary information and technology used by Supply Partner, or made available to Demand Partner, in connection with the API, including without limitation, any and all improvements, updates and modifications thereto. Other than with respect to the limited licenses granted herein, Demand Partner retains all right, title and interest in and to, and all Intellectual Property Rights embodied in, the Platform and Demand Partner Data, including without limitation, in each case, any and all improvements, updates and modifications thereto.

4. **Real Time Bidding**

a) From time to time, Supply Partner will issue Bid Requests through the Exchange for specific Inventory. Nothing in this Agreement shall obligate Supply Partner to make any or all of its Sites' Inventory available for purchase. Demand Partner shall, as of the Effective Date and thereafter throughout the Term, enable the Platform to interact with the Exchange to retrieve Bid Requests. Demand Partner Clients shall submit Bids in response to Bid Requests, and the Platform will match such Bids and Bid Requests in strict compliance with each Demand Partner Client's particular Bid Data.

b) An auction shall be completed in connection with each Bid Request as follows. Each Bid, as applicable, shall compete in real time with other bids submitted to Supply Partner (whether by Demand Partner Clients through the Platform or other potential purchasers) for the Inventory that forms the subject of the Bid Request. In the event that such Bid is the highest, and provided that the Minimum Price (if any) has been met, it shall be deemed the winner of the auction. Supply Partner shall notify Demand Partner of each winning Bid and of the price payable by such Demand Partner Client for such Inventory.

c) Supply Partner is notifying the bid-winning DSP with the Closing Price in Open RTB auctions. This Closing Price is the settlement price for a single bid in an auction plus a maximum of 10% of the 2nd highest bid (the so called Bid Uplift), but never more than Demand Partner Bid. The sum of all Closing Prices is equal to the Total Media Costs that will monthly be invoiced to the DSP.

There is no difference between in the Closing Price notification CPM in the bidding process and the Media Costs in the Invoice.

d) Upon a successful auction for Inventory, the Exchange shall deliver (in real time upon notification of success) the winning Demand Partner Client's Ad(s) to the applicable Site, all in accordance with the winning Bid parameters.

e) In the event an error in either of the Exchange or the Platform is found, whereby Bid Requests and Bids are improperly matched or Ads are served to Inventory that such Ads either should not or would not have been served to but for such error, the parties acknowledge and agree to work together in good faith to resolve any such resulting disputes from such error; provided, however, that no adjustment will be made in favor of a party if the error resulted from such party's breach of this Agreement.

5. **No Personally Identifiable Information**. Supply Partner will not pass, and will prohibit third parties from passing, any information to Demand Partner and the Platform that contains, or that Demand Partner could associate with, personally identifiable information. Furthermore, Demand Partner and Demand Partner Clients are prohibited from passing to the Exchange and the Supply Partner any information that contains, or that Supply Partner could associate with, personally identifiable formation.

6. **Representations, Warranties and Covenants of the Parties**

a) Each party represents, warrants and covenants throughout the Term to the other that:

i) It has the authority to enter into this Agreement, that its execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party or other legal obligation (including consent decrees), and that the terms and conditions hereof are binding on it;

ii) It will at all times comply with all laws, rules and regulations which are applicable to the performance of its obligations under this Agreement, including all applicable privacy laws; and

iii) It will not, nor assist or knowingly permit any third party to, pass information to the other party that such other party could use or recognize as personally identifiable information.

b) Supply Partner further represents, warrants and covenants throughout the Term that:

i) The Exchange and API will operate in substantial conformity with their specifications, and the Exchange will perform in accordance with the service level objectives set out in **Exhibit A**;

ii) In no event shall any Ad or Advertising Materials appear on any Site that promotes pornography or adult material, illegal activities, violence, racism, hate, illegal drugs, the use of firearms, adware, malware, bit torrent, illegal file sharing, or contains obscene language, or falls into any of the other editorial adjacency prohibitions specified by Demand Partner, a Demand Partner Client or the Platform to the Exchange;

iii) The Exchange and API shall be free of any "virus", "trap door", "Trojan Horse", "worm", "self destruction", "disabling", "lock out", "metering" or other device or any malicious code as such terms are understood in the computer industry; and

iv) Supply Partner's website and each Site shall comply to the applicable law governing privacy and data security, including the posting, where applicable, of a compliant privacy policy.

c) Demand Partner further represents, warrants and covenants throughout the Term that:

i) Demand Partner's use of the API shall at all times be in accordance with the Specifications and such other reasonable instructions as may be communicated by Supply Partner to Demand Partner from time to time;

ii) Demand Partner Clients (1) have all necessary licenses and clearances to use the content contained in the Ads and Advertising Materials and such Ads and Advertising Materials and Supply Partner's use as authorized herein does not and will not violate the rights of any third party, and (2) will post on their respective web sites their privacy policies which shall be abide by applicable laws.

7. **Confidential Information**

a) "**Confidential Information**" will include (i) all information marked as "Confidential," "Proprietary," or similar legend by the disclosing party ("**Discloser**") when given to the receiving party ("**Recipient**"); and (ii) information and data provided by the Discloser, which under the circumstances surrounding the disclosure should be reasonably deemed confidential or proprietary (including, in the case of Demand Partner, the Platform and Bid Data, and Demand Partner Data). Recipient will protect Confidential Information in the same manner that it protects its own information of a similar nature, but in no event with less than reasonable care. Recipient shall not disclose Confidential Information to anyone except an employee, agent, Affiliate, or third party who has a need to know same, and who is bound by confidentiality and non-use obligations at least as protective of Confidential Information as are those in this Section. Recipient will not use Discloser's Confidential Information other than as provided for in this Agreement.

b) Notwithstanding anything contained herein to the contrary, the term "Confidential Information" will not include information which: (i) was previously known to Recipient; (ii) was or becomes generally available to the public through no fault of Recipient; (iii) was rightfully in Recipient's possession free of any obligation of confidentiality at, or prior to, the time it was communicated to Recipient by Discloser; (iv) was developed by employees or agents of Recipient independently of, and without reference to, Confidential Information; or (v) was communicated by Discloser to an unaffiliated third party free of any obligation of confidentiality. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser in response to a valid order by a court or other governmental body, as otherwise required by law or the rules of any applicable securities exchange, or as necessary to establish the rights of either party under this Agreement; provided, however, that both Discloser and Recipient will stipulate to any orders necessary to protect such information from public disclosure.

c) At the request of Discloser upon expiry or termination of this Agreement or at any time during this Agreement, Recipient shall, as promptly as practicable and no later than thirty (30) days

following any such request, deliver to Discloser all Confidential Information of Discloser then in Recipient's possession or under Recipient's control or, in lieu thereof, Recipient may destroy all of Recipient's copies of such Confidential Information and certify to Discloser in writing that such destruction has been accomplished; ***provided*, *however***, that the Recipient shall not be obligated to return or destroy the Confidential Information of Discloser to the extent it has been electronically archived by Recipient in accordance with its automated security and/or disaster recovery procedures as in effect from time to time; ***provided*** that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the Recipient, irrespective of the term of this Agreement.

d) In the event of a breach or imminent breach by Recipient of its obligations under this Agreement, Discloser shall be entitled (in addition to the recovery of any damages which are ascertainable and an award of other appropriate relief) to obtain from a court of competent jurisdiction injunctive relief (without being required to post bond or other security) to prevent or restrain, or limit the effects of, as applicable or appropriate, such breach or imminent breach.

8. **Data.** Demand Partner (and the Demand Partner Clients) shall retain ownership of Demand Partner Data, and Supply Partner shall retain ownership of Supply Partner Data. Demand Partner hereby grants Supply Partner a non-exclusive, royalty-free license and right during the term of this Agreement to use the Demand Partner Data solely to perform Supply Partner's obligations under and in accordance with this Agreement. Supply Partner may only disclose Demand Partner Data solely to comply with court order, law, or direction by a governmental or regulatory agency, in accordance with Section 7. Supply Partner shall be permitted to use the Supply Partner Data solely to operate, manage, maintain and enhance the Exchange.

9. **Fees and Payment**

a) Within ten (10) days following the close of each calendar month, Supply Partner shall invoice Demand Partner for the media cost of its Inventory purchases in the prior calendar month. Supply Partner shall calculate the invoice based on the impression counts in Supply Partner's reporting system; provided, however, that in the event of a discrepancy of more than five percent (5%) or a flat amount greater than 10,000 USD between Supply Partner's reported numbers and Demand Partner's records, the parties shall work together in good faith to resolve such discrepancy.

b) Demand Partner shall pay all undisputed amounts invoiced by Supply Partner within sixty (60) days following its receipt of invoice.

10. **Term and Termination**

a) This Agreement will begin upon the Effective Date and, unless earlier terminated pursuant to the provisions of this Agreement, will continue for an initial term of one (1) year from the Effective Date (the "**Initial Term**"). This Agreement will thereafter automatically renew for additional successive one (1) year periods (each a "**Renewal Term**") unless either party provides written notice to the other of its intent not to renew at least two (2) months prior to the expiration of the Initial Term or the then-current Renewal Term.

b) In addition to any other rights of termination provided for herein, this Agreement may be immediately terminated by a party if:

i) The other party commits a material breach of its obligations hereunder that is not cured within ten (10) days after written notice thereof from the non-breaching party; or

ii) A petition in bankruptcy or other insolvency proceeding is filed by or against the other party, or if an application is made for the appointment of a receiver for the other party of its property, or if the other party makes an assignment for the benefit of creditors, is unable to pay its debts regularly as they become due, or ceases carrying on business in the ordinary course.

iii) Either party may terminate this Agreement for any reason with 30 days' written notice (email acceptable) to other party.

c) Sections 3 and 5, and 7 through 20 of this Agreement shall survive any termination or expiration of this Agreement.

11. **Indemnification**

a) Demand Partner hereby agrees to defend, indemnify and hold harmless Supply Partner, its affiliates and their officers, directors, agents and employees from any and all liabilities, losses, expenses, damages, and costs (including, without limitation, reasonable attorneys' fees) that may at any time be incurred by any of them by reason of any third party claims relating to or arising out of:

i) Any breach (or, as to defense obligations only, alleged breach) by Demand Partner of any of its representations, warranties or obligations under this Agreement;

ii) Demand Partner's gross negligence, willful misconduct or fraudulent actions; or

iii) The content or subject matter of any Ad or Advertising Materials.

b) Supply Partner hereby agrees to defend, indemnify and hold harmless Demand Partner, its affiliates and their officers, directors, agents and employees from any and all liabilities, losses, expenses, damages, and costs (including, without limitation, reasonable attorneys' fees) that may at any time be incurred by any of them by reason of any third party claims relating to or arising out of:

i) Any breach (or, as to defense obligations only, alleged breach) by Supply Partner of any of its representations, warranties or obligations under this Agreement;

ii) Supply Partner's gross negligence, willful misconduct or fraudulent actions; and

iii) An allegation that the API or the Exchange infringes upon a third party's Intellectual Property Right.

c) The foregoing obligations are conditioned on the indemnified party: (i) giving the indemnifying party prompt notice of the relevant claim, provided however, that failure to give notice promptly shall not waive the indemnifying party's indemnification obligation unless such failure resulted in material prejudice to the indemnifying party; (ii) cooperating with the indemnifying party, at the indemnifying party's expense, in the defense of such claim; and (iii) giving the indemnifying party the right to control the investigation, defense and settlement of any such

claim, except that the indemnifying party will not enter into any settlement that affects the indemnified party's rights or interest without the indemnified party's prior written approval, which will not be unreasonably withheld, delayed or conditioned. The indemnified party will have the right to participate in the defense at its expense.

12. **DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY**

a) EXCEPT FOR BREACHES OF SECTION 7 OR CLAIMS THAT ARISE UNDER SECTION 11, NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR OTHER SIMILAR DAMAGES NOR FOR ANY LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF SAVINGS, OR LOSS OF CLIENTS, WHETHER UNDER TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHER THEORIES OF RECOVERY, EVEN IF ANY SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b) EXCEPT AS EXPLICITLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, WHETHER STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, UNINTERRUPTED OR ERROR FREE OPERATION, QUALITY, ACCESSIBILITY, NON-INFRINGEMENT OR THOSE ARISING OUT OF A COURSE OF DEALING OR USAGE OF TRADE. FOR GREATER CERTAINTY, SUPPLY PARTNER DOES NOT REPRESENT OR WARRANT THAT THE API OR THE EXCHANGE WILL OPERATE SECURELY OR WITHOUT INTERRUPTION.

13. **Assignment.** Neither party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other party (which consent will not be unreasonably withheld, delayed or conditioned), except that a party may assign all of its rights and obligations under this Agreement to a successor (whether by sale, acquisition, merger, operation of law, or otherwise) if the successor agrees in writing to fulfill all of the assigning party's obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Any assignment in breach of this Section shall be void.

14. **Notices.** All notices hereunder shall be in writing, and shall be given personally, by certified or registered mail, or by same day or overnight courier to the address set forth below. Any party may from time to time change its address for receiving notices or other communications by providing notice to the other in the manner provided in this Section.

Demand Partner:

Address :
9000 Sunset Blvd.
Fifth Floor
West Hollywood 90069,
United States

Supply Partner:

STICKY ADS TV
131 Avenue Charles de Gaulle
92200 Neuilly sur Seine - France
Attention: Gilles CHETELAT, COO

Any notice given by: (i) personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof; (ii) certified or registered mail will be conclusively deemed to have been given on the third (3rd) business day following the deposit thereof in the mail; and (iii) overnight courier will be conclusively deemed to have been given on the next business day following the deposit thereof with the courier.

15. **Waiver; Severability.** The waiver by either party of a breach or right under this Agreement will not constitute a waiver of any other or subsequent breach or right. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed from the remainder of this Agreement, which will otherwise remain in full force and effect.

16. **Publicity.** Neither party will issue any press releases regarding this Agreement without the other party's prior written consent; provided, however, that Demand Partner may publicize that the Exchange provides digital media inventory to the Platform, and may use the applicable Exchange marks for such purposes, provided, however, that Customer itself will not be publicly named or identified in any way.

17. **Independent Contractors.** The parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership or agency relationship between the parties.

18. **Force Majeure.** Neither party shall be liable to the other party for any delay or failure in performance under this Agreement arising out of a cause beyond its control and without its fault or negligence. Such causes may include, but are not limited to fires, floods, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of regulatory agencies, or national disasters.

19. **Entire Agreement.** This Agreement, including its Exhibits, set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by both parties.

20. **Counterparts.** This Agreement may be executed in counterparts, which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a fax or electronic mail transmission.

21. **Governing Law.** This Agreement shall be governed by and construed in accordance with French law. Supply Partner and Demand Partner agree that any claims, legal proceedings, or litigation arising in connection with this agreement will be brought solely in the Paris courts, and the parties consent to the jurisdiction of such courts. No modification of this agreement will be binding unless in writing

and signed by both parties. If any provision herein is held to be unenforceable, the remaining provisions will remain in full force and effect. All rights and remedies hereunder are cumulative.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SUPPLY PARTNER:

By: ______________________________

Name: Gilles Chetelat

Title: COO

Date:

engageBDR, Inc. "DEMAND PARTNER"

By: Andy Dhanik Digitally signed by Andy Dhanik DN: cn=Andy Dhanik, o, ou, email=andy@engagebdr.com, c=US Date: 2016.01.15 09:34:01 -08'00'

Name:

Title: VP, Demand

Date: 1/15/2016

EXHIBIT A

SERVICE LEVEL OBJECTIVES

1) Commencing on the Effective Date and continuing throughout the Term, both parties shall participate in meetings that are mutually agreed to or otherwise reasonably requested by either party.

2) Supply Partner will use commercially reasonable efforts to ensure that the Exchange is available for Demand Partner's use at least 99.8% of the time calculated on a calendar monthly basis. This standard shall not apply to periods of scheduled maintenance (provided that such scheduled maintenance does not exceed 24 hours per month, occurs only from 12 a.m. to 5 a.m. Eastern Standard Time and is announced to Demand Partner in advance, except for emergency maintenance, in which case Company shall use commercially reasonable efforts to provide 24-hour prior notice).